EXHIBIT 23
                               Consent of KPMG LLP




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INDEPENDENT AUDITORS' CONSENT
-----------------------------


The Board of Directors
NBT Bancorp Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (File No. 33-12247) and Form S-8 (File Nos. 33-18976, 33-77410, 333-02925
and 333-67615) of NBT Bancorp Inc. of our report dated January 21, 2000, relating to the consolidated balance sheets of NBT Bancorp Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K.




KPMG LLP
Syracuse, New York
March 8, 2000